                                  Exhibit 99.1

Curtiss-Wright Reports: Sales and Operating Income Up 84% & 81%, Respectively; Backlog & New Orders are at Record Levels

     ROSELAND, N.J., April 30 /PRNewswire-FirstCall/ -- Curtiss-Wright Corporation (NYSE: CW, CW.B) today announced financial results for the first quarter ended March 31, 2003. The highlights for the first quarter are as follows:

     o Net sales increased 84% to $179,933,000 in the first quarter of this year from $97,787,000 in the first quarter of 2002. Acquisitions made in 2002 and 2003 contributed $75,318,000 to sales in the 2003 first quarter. Despite a difficult economic environment, sales from our base business rose 7% in the first quarter of 2003 over the comparable prior year period.

     o Operating income in the first quarter of 2003 increased 81% to $23,345,000 from operating income of $12,914,000 in the prior year same period. Acquisitions made in 2002 and 2003 contributed $10,016,000 to operating income in the 2003 first quarter. Operating income from our base businesses increased 3% in the first quarter of 2003.

     o Net earnings for the first quarter of 2003 were $14,122,000, or $1.36 per diluted share, a 52% increase from $9,316,000, or $0.90 per diluted share for the same quarter of 2002.

     o New orders received in the first quarter of 2003 were $205,952,000, up 114% compared to the 2002 first quarter. Approximately 60% of the new orders received in 2003 were military related.

     o Backlog increased 6% to a new record high of $509,279,000 from $478,494,000 at December 31, 2002.

The total sales increase of the 2003 first quarter over the 2002 first quarter was due to both increases in some of our base businesses and acquisitions. Higher sales of flow control products to the nuclear navy, the nuclear power generation, oil and gas, and European valve markets, higher sales from our domestic ground defense business, and higher shot peening services, all contributed to the growth in base businesses. Sales to the commercial aerospace OEM market, as expected, were down for the quarter. Excluding the contributions from the acquisitions consummated in 2002 and 2003, sales of the base businesses increased 7% in the first quarter of 2003 compared to the prior year period.

Curtiss-Wright's first quarter 2003 performance was highlighted by strong results from our operating segments. Increased business segment operating income in 2003 more than offset the decrease in the Company's 2002 nonoperating pension income. Operating income from



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





our business segments increased $9,961,000 for the first quarter of 2003 as compared to last year's comparable period. The increase in operating income equates to improved earnings per diluted share of $0.63 for the first quarter of 2003 as compared to the prior year. The higher operating income is mainly due to the higher sales volume as described above. Martin Benante, Chairman and Chief Executive Officer of Curtiss-Wright commented, "We are proud to report higher sales and operating income for the first quarter of 2003 over the same period last year despite challenges in some of the markets we serve. While sales have greatly benefited from our acquisition program, we have also seen strong performances in our base businesses with good internal growth in both sales and profits. Curtiss-Wright has experienced growth in 2002 and 2003 in markets where most companies have experienced major downturns, such as power generation, gas and oil processing and industrial markets. Curtiss-Wright has also experienced growth in our naval, military aerospace, land based military and laser peening markets. This growth reflects our customer's preference to purchase our highly engineered products and services. The commercial aerospace market has been particularly challenging, but our increase in military aerospace for the most part has offset the commercial downturn. Our diversification strategy is producing the balance of business that has allowed us to continue achieving profitable growth from our business segments during a weak economic cycle. Our recent acquisitions have achieved better than expected results while significantly increasing our market penetration, particularly within the defense industry, and also expanded our geographic reach and technological capabilities, giving us reason to remain optimistic about the rest of the year."

In addition, the projected increase in military procurement spending to the highest levels in over a decade should provide opportunities for us in the future. Our position on many defense programs is outstanding, with a mix of products for aerospace, land-based and naval defense platforms, which have never been stronger. This balanced blend of defense programs will provide both short and long-term benefits."

Segment Performance

Flow Control -- First quarter of 2003 sales for this segment were $93.3 million, up 210% over the comparable period last year. The higher sales reflect the acquisitions of the Electro-Mechanical Division of Westinghouse Government Services Company ("EMD") and TAPCO International, Inc. in the fourth quarter of 2002. In addition to the benefits from these acquisitions, we experienced sales growth of 23% in our base businesses, which was driven by stronger sales of products for both the traditional and non-traditional naval markets, gas and oil and commercial power generation markets, and higher valve sales to Europe.

Overall, operating income for this segment increased 292% for the first quarter of 2003 compared to the comparable prior year period. EMD posted strong results due to favorable sales mix and higher productivity. In addition to the benefit of acquisitions, increased operating profits from our base businesses contributed to the higher overall operating income. Operating income of our base businesses improved 39% from the prior year.

Margin improvements on flow control products for commercial nuclear applications, European valve, gas and oil, and heavy truck markets, as well as overall cost reduction programs contributed to the favorable operating income performance.

Motion Control -- Sales for the first quarter of 2003 of $57.0 million increased 35% over last year due principally to the acquisitions of Collins Technologies in February 2003 and Penny & Giles and Autronics in April of 2002. The base business did experience lower sales due to the reduction in commercial aircraft production by Boeing and a slight drop in the European ground defense business. These lower sales were partially offset by stronger domestic ground defense sales primarily related to the expedited deliveries of the Bradley fighting vehicles and an increase in sales of military aerospace products for both OEM and spares. The business segment also benefited from favorable currency translation. Operating margins for the first quarter of 2003 were down compared to last year. Lower margins were driven by lower sales volume as mentioned above, unfavorable sales mix, and higher than planned research development costs for our European ground defense business and a portion of our electronics business. The contributions from our acquisitions of $1.3 million partially offset these declines.

Metal Treatment -- Sales for the first quarter of 2003 of $29.6 million were 16% higher than the comparable period last year. The improvement was mainly due to higher sales of shot peening services, especially in Europe, which services the aerospace and automotive industries, and from the contributions from the 2002 and 2003 acquisitions. In addition, sales from our new laser technology also contributed to the higher sales for the quarter. Foreign exchange translation had a favorable impact on sales.

Operating income increased 36% for the first quarter of 2003 as compared to the first quarter of 2002. Higher sales volumes produced the higher operating margins. Margins for the quarter benefited from favorable currency translation of approximately $0.5 million. Mr. Benante concluded, "We begin the year 2003 confident in our ability to build on our solid business foundation and generate long-term shareholder value by increasing sales and earnings. Although 2003 is likely to present a challenging business environment, the first quarter results illustrate our ability to increase shareholder value by executing our strategies and achieving our financial targets as we have indicated we would at the end of 2002. Our diversification strategy and ongoing emphasis on technology will continue to generate growth opportunities in each of our three business segments."

                                   **********

The Company will hold a conference call with financial analysts to discuss the first quarter 2003 results at 10:00 a.m. Eastern Time, Thursday, May 1, 2003. A live webcast of the call can be heard on the Internet by visiting the company's website at www.curtisswright.com and clicking on the investor information page or by visiting other websites that provide links to corporate webcasts.


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




                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands except per share data)
                                   (Unaudited)


                                       Three Months Ended
                                            March 31,                   Change
                                       2003          2002          $           %

Net sales                            $179,933      $97,787      $82,146       84.0%
Cost of sales                         120,901       61,632       59,269       96.2%
Gross profit                           59,032       36,155       22,877       63.3%

Research & development
 costs                                  5,305        1,311        3,994      304.7%
Selling expenses                        8,968        5,742        3,226       56.2%
General and
 administrative
 expenses                              21,414       15,986        5,428       34.0%
Environmental
 expenses                                   0          202         (202)    -100.0%

Operating income                       23,345       12,914       10,431       80.8%

Investment income, net                     15          131         (116)     -88.6%
Rental income, net                          0           49          (49)    -100.0%
Pension income, net                       525        2,254       (1,729)     -76.7%
Other expense, net                       (257)        (108)        (149)    -138.0%
Interest expense                         (851)        (193)        (658)    -340.9%

Earnings before
 income taxes                          22,777       15,047        7,730       51.4%
Provision for
 income taxes                           8,655        5,731        2,924       51.0%

Net earnings                         $ 14,122      $ 9,316      $ 4,806       51.6%

Basic earnings
 per share                           $   1.37      $  0.92
Diluted earnings
 per share                           $   1.36      $  0.90

Dividends per share                  $   0.15      $  0.15

Weighted average shares
 outstanding:
    Basic                              10,282       10,123
    Diluted                            10,408       10,340

Certain prior year information has been reclassified to conform to current presentation.

                   CURTISS-WRIGHT CORPORATION and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  (In thousands)
                                   (Unaudited)


                               March 31,   December 31,          Change
                                 2003         2002           $             %

Assets
Current Assets:
  Cash and cash
   equivalents                  $ 41,719     $ 47,717     $ (5,998)     -12.6%
  Receivables, net               145,806      143,316        2,490        1.7%
  Inventories, net                87,023       79,808        7,215        9.0%
  Deferred income
   taxes                          21,341       21,840         (499)      -2.3%
  Other current
   assets                          8,652        9,005         (353)      -3.9%
     Total current
      assets                     304,541      301,686        2,855        0.9%
Property, plant and
 equipment, at cost              368,142      354,990       13,152        3.7%
  Less: accumulated
   depreciation                  141,615      135,941        5,674        4.2%
Property, plant
 and equipment, net              226,527      219,049        7,478        3.4%
Prepaid pension costs             76,597       76,072          525        0.7%
Goodwill, net                    195,607      181,101       14,506        8.0%
Other intangible
 assets, net                      19,356       21,982       (2,626)     -11.9%
Other assets                      12,734       13,034         (300)      -2.3%

  Total Assets                  $835,362     $812,924     $ 22,438        2.8%

Liabilities
Current Liabilities:
  Short-term debt               $ 32,874     $ 32,837     $     37        0.1%
  Accounts payable                44,251       41,344        2,907        7.0%
  Accrued expenses                29,132       32,446       (3,314)     -10.2%
  Income taxes payable             8,203        4,528        3,675       81.2%
  Other current
   liabilities                    52,341       53,294         (953)      -1.8%
     Total current
      liabilities                166,801      164,449        2,352        1.4%
Long-term debt                   123,045      119,041        4,004        3.4%
Deferred income taxes              8,429        6,605        1,824       27.6%
Accrued pension &
 postretirement
 benefit costs                    78,616       77,438        1,178        1.5%
Long-term portion
 of environmental
 reserves                         22,301       22,585         (284)      -1.3%



Other liabilities                 11,409       11,578         (169)      -1.5%
  Total Liabilities              410,601      401,696        8,905        2.2%

Stockholders' Equity
Common stock,
 $1 par value                     10,618       10,618           --         N/A
Class B common stock,
 $1 par value                      4,382        4,382           --         N/A
Capital surplus                   52,290       52,200           90        0.2%
Retained earnings                520,876      508,298       12,578        2.5%
Unearned portion
 of restricted stock                 (55)         (60)           5       -8.3%
Accumulated other
 comprehensive income              6,711        6,482          229        3.5%
                                 594,822      581,920       12,902        2.2%
Less: Common
 treasury stock,
 at cost                         170,061      170,692         (631)      -0.4%
  Total Stockholders'
   Equity                        424,761      411,228       13,533        3.3%

  Total Liabilities
   and Stockholders'
   Equity                       $835,362     $812,924     $ 22,438        2.8%


Certain prior year information has been reclassified to conform to current presentation.



                            Three Months Ended
                                 March 31,                       Change
                            2003          2002              $             %

Sales:
Flow Control             $ 93,341       $ 30,118        $ 63,223         209.9%
Motion Control             57,040         42,252          14,788          35.0%
Metal Treatment            29,552         25,417           4,135          16.3%

     Total Segments      $179,933       $ 97,787        $ 82,146          84.0%

Operating Income:
Flow Control             $ 14,318       $  3,656          10,662         291.6%
Motion Control              5,090          6,782          (1,692)        -24.9%
Metal Treatment             3,751          2,760             991          35.9%

     Total Segments        23,159         13,198           9,961          75.5%

Corporate & Other             186           (284)            470         165.5%




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




  Total Operating
   Income                $ 23,345       $ 12,914        $ 10,431          80.8%

Operating Margins:
Flow Control                 15.3%          12.1%
Motion Control                8.9%          16.1%
Metal Treatment              12.7%          10.9%

    Total
     Curtiss-Wright          13.0%          13.2%


Curtiss-Wright Corporation is a diversified provider of highly engineered products and services to the Motion Control, Flow Control and Metal Treatment industries. The firm employs approximately 4,300 people. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

Forward-looking statements in this release related to expectations of continued high revenues continued sales and income growth, and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the need for additional machinery and equipment and/or in the cost for the expansion of the Corporation's operations; changes in government spending; changes in the competitive marketplace and/or customer requirements; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense, marine, and industrial companies. Please refer to the Company's SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

SOURCE Curtiss-Wright Corporation

CONTACT: Gary Benschip of Curtiss-Wright Corporation, +1-973-597-4721, gbenschip@cwcorp.curtisswright.com



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